Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 84 to the Registration Statement (Form N-1A, No. 33-10363) of Morgan Stanley Mortgage Securities Trust and to the incorporation by reference of our report, dated December 23, 2019 on Morgan Stanley Mortgage Securities Trust included in the Annual Report to Shareholders for the fiscal year ended October 31, 2019.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 28, 2020